Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 18 to registration Statement Number 2-80805 (Form N-1A) of our reports dated May 2, 1997, on the financial statements and financial highlights of Mosaic Equity Trust (formerly GIT Equity Trust) for the year ended March 31, 1997, included in the 1997 Annual Reports to Shareholders.

(signature)
Ernst and Young LLP
Washington, DC
June 13, 1997